UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2006

MOTIVNATION, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50048	82-6008492
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

18101 Von Karman Avenue, Suite 330, Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 258-6458

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 2, 2006 the Registrant entered into Shares for Debt Agreements with each Jay Isco, the CFO, and Secretary of the Registrant, and George Lefevre the CEO, and Chairman of the registrant. A brief description of the material terms of the Restricted Stock Agreement is set forth in Item 3.02 below, which description is incorporated by this reference. The Shares for Debt Agreements are attached hereto as Exhibits 10.1 and 10.2.

Section 3- Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On February 2, 2006 the Board of Directors approved the issuance of 217,000 unregistered shares of common stock to Jay Isco, the CFO, and Secretary of the Registrant, and the Registrant entered into Shares for Debt Agreement with Mr. Isco on the same date. The consideration received by the Registrant consisted of $50,000 in services rendered by each of Mr. Isco during the period from January 1, 2005 through December 31, 2005, and a full release from any other claims for compensation relating to such period.

The Board has also approved the issuance of 435,000 unregistered shares of common stock to George Lefevre, the CEO, and Chairman of the Registrant, and the Registrant entered into Shares for Debt Agreement with Mr. Lefevre on the same date. The consideration received by the Registrant consisted of $100,000 in services rendered by each of Mr. Lefevre during the period from January 1, 2005 through December 31, 2005, and a full release from any other claims for compensation relating to such period.

These transactions were effected under Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The sale of these securities occurred without general solicitation or advertising.

The information above is qualified in its entirety by reference to the Shares for Debt Agreements, including all annexes, exhibits and schedules attached thereto, and any related documents that the Registrant has filed as exhibits to this Report.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
Exhibit No.	Description

10.1	Restricted Stock Agreement (Isco)
10.2	Restricted Stock Agreement (Lefevre)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTIVNATION, INC. (Registrant)

Date: February 7, 2006.	/s/ Jay Isco
Jay Isco, CFO